As filed with the Securities and Exchange Commission on October 15, 2003                                         Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BRIAZZ, INC.
(Exact name of Registrant as specified in its charter)

Washington	91-1672311
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

3901 7th Avenue South, Suite 200
Seattle, Washington 98108
(Address of Principal Executive Offices)

(206) 467-0994
 (Registrant's Telephone Number, Including Area Code)

1996 Amended Stock Option Plan, 2003 Stock Plan
(Full Title of the Plan)

Victor D. Alhadeff
Chief Executive Officer, Chief Financial Officer and Secretary
BRIAZZ, INC.
3901 7th Avenue South, Suite 200
Seattle, Washington 98108
 (Name and Address of Agent for Service)

(206) 467-0994
 (Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Additional Common Shares not subject to outstanding options under the 1996 Amended Stock Option Plan	165,000	$0.20	$33,000	$2.67
Common Shares not subject to outstanding options under the 2003 Stock Plan	12,000,000	$0.20	$2,400,000	$194.16
Total	12,165,000			$196.83

(1)	Common Shares, without par value, offered by the Company pursuant to the 1996 Amended Stock Option Plan and the 2003 Stock Plan.
(2)

The proposed maximum offering prices per share and the registration fees were calculated in accordance with rule 457(c) and (h) based on the average of the bid and ask price for shares of the registrant’s common shares on October 1, 2003, as quoted by the OTC Bulletin Board, which was $0.16 per share.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The following documents, which have been filed with the Commission, are incorporated herein by reference:

1.	Our Annual Report on Form 10-K for the period ended December 29, 2002.

2.	Our Amendment to Annual Report on Form 10-K/A for the period ended December 29, 2002.

3.	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 29, 2002.

4.	The description of our securities contained in our Registration Statement on Form 8-A filed with the Commission on April 10, 2001 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

        Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “Washington Act”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Article 6 of our Amended and Restated Articles of Incorporation and Article IX of our Bylaws together provide for indemnification of our directors, officers, employees and agents to the maximum extent permitted by Washington law. Our directors and officers also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy maintained by us for such purpose.

        Section 23B.08.320 of the Washington Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 6 of our Amended and Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to us and our shareholders.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit Number          Exhibit

        4.1.1(1)                   1996 Amended Stock Option Plan

        4.1.2                       Amendment to 1996 Amended Stock Option Plan

        4.2(2)                     2003 Stock Plan

        5.1                         Opinion of Dorsey & Whitney LLP

        23.1                       Consent of PricewaterhouseCoopers LLP, independent auditors

        23.4                       Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

        24.1                       Powers of Attorney (included on the signature pages)

_________________

(1)	Incorporated by reference to our Registration Statement on Form S-8 filed on October 29, 2001.
(2)	Incorporated by reference to our Quarterly Report on Form 10-Q for the period ended June 29, 2003.

Item 9. Undertakings.

     (a)      The undersigned registrant hereby undertakes:

               (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

                          (ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                          (iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

               (2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section

13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Seattle, Washington, on October 14, 2003.

BRIAZZ, INC.
(Registrant)

By: /s/ Victor D. Alhadeff
Victor D. Alhadeff
Chief Executive Officer and Chairman of the
Board of Directors

POWERS OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Victor D. Alhadeff and William Zang, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents of him or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Victor D. Alhadeff	Director, Chief Executive Officer,	October 14, 2003
Victor D. Alhadeff	Chief Financial Officer and
Secretary

/s/ Charles Matteson, Jr.	Director	October 14, 2003
Charles Matteson, Jr.

/s/ David Cotton	Director	October 14, 2003
David Cotton

Signature	Title	Date
/s/ Sue L. Gin	Director	October 8, 2003
Sue L. Gin

/s/ Milton Liu	Director	October 14, 2003
Milton Liu

/s/	Director	October __, 2003
Glen MacMullin

/s/	Director	October __, 2003
Paul Bigler

EXHIBIT INDEX

Exhibit Number          Exhibit

        4.1.1(1)                   1996 Amended Stock Option Plan

        4.1.2                       Amendment to 1996 Amended Stock Option Plan

        4.2(2)                     2003 Stock Plan

        5.1                         Opinion of Dorsey & Whitney LLP

        23.1                       Consent of PricewaterhouseCoopers LLP, independent auditors

        23.4                       Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

        24.1                       Powers of Attorney (included on the signature pages)

_________________

(1)	Incorporated by reference to our Registration Statement on Form S-8 filed on October 29, 2001.
(2)	Incorporated by reference to our Quarterly Report on Form 10-Q for the period ended June 29, 2003.